Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

NETGEAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended Common Stock, par value $0.001 per share	Other (2)	1,000,000 (3)	$21.62 (2)	$21,620,000	$0.0000927	$2,004
Total Offering Amounts					$21,620,000		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,004

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of NETGEAR, Inc. (the “Registrant”) that become issuable under the Registrant’s 2003 Employee Stock Purchase Plan, as amended (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 2, 2022, multiplied by 85%.

(3) Represents 1,000,000 additional shares of Common Stock available for issuance under the ESPP.